Exhibit 3.1

SAVICORP

(a Nevada Corporation)

ACTION OF SHAREHOLDERS WITHOUT A MEETING

BY WRITTEN CONSENT

May 28, 2015

(one page)

The undersigned, constituting a voting majority of the common stock shareholders of SaviCorp, a Nevada Corporation (“Company”), take the following action effective this 28th day of May 2015:

Amend Articles of Incorporation; increase in authorized common shares to 8.0 billion. Election of our Board of Directors.

WHEREAS: The Shareholders have been informed of a need to increase the number of authorized common shares to accommodate the issuance of more such shares for a variety of reasons; and

WHEREAS: The Shareholders, in keeping with the advice of management, believe an increase from 6 billion to 8 billion common shares will be adequate to meet the Company’s need for the foreseeable future; now, therefore, be it

RESOLVED: The Shareholders hereby authorize management to submit paperwork to the Nevada Secretary of State increasing the authorized Company common shares from 6 billion to 8 billion.

WHEREAS: The Shareholders desire to nominate and re-elect Serge Monros, Rudy Rodriguez and Philip Pisanelli to serve as our Board of Directors until our next Board of Directors election; now, therefore be it

RESOLVED: The Shareholders hereby elect Serge Monros, Rudy Rodriguez and Philip Pisanelli to serve as our Board of Directors until our next Board of Directors elections. Those of us who are both Shareholders and Directors recognize, and waive, any conflict of interest in voting for ourselves as Directors of the Company. Those of us voting who are not Directors also recognize and waive any conflict of interest of Shareholders voting for themselves as Company Directors.

DATED: May 28, 2015. The undersigned hereby waive notice to and agree with the action authorized as aforesaid.

/s/ Serge Monros	/s/ Rudy Rodriguez
Serge Monros; 1 Class D Pref Sh	Rudy Rodriguez; 1 Class D Pref Sh

/s/ Philip M. Pisanelli	/s/ Glenn Clarke
Philip Pisanelli; 1 Class D Pref Sh	Glenn Clarke, 964 million common Shares equivalent votes; 7.3%